Exhibit 99.1

NEWS RELEASE

Contact:

Jerri Fuller Dickseski
(757) 380-2341
Jerri.Dickseski@hii-co.com

PHOTO RELEASE—Augustus Leon Collins Joins

Huntington Ingalls Industries Board of Directors

NEWPORT NEWS, Va. (Nov. 1, 2016)—Huntington Ingalls Industries (NYSE:HII) announced today that Maj. Gen. Augustus Leon Collins (U.S. Army, Ret.) has been elected to its Board of Directors.

Collins served in the U.S. Army and the Mississippi National Guard for over 35 years, holding numerous command and staff positions. He retired on Aug. 31 after serving five years as the Commanding General of both the Mississippi Army and Air National Guard. He currently serves as CEO of MINACT Incorporated, a Mississippi-based contractor that supports the U.S. Department of Labor’s Job Corps program in several states throughout the country.

A photo accompanying this release is available at: http://newsroom.huntingtoningalls.com/file?fid=5818d3872cfac264f3ef152b.

Collins previously commanded the 155th Brigade Combat Team of the Mississippi National Guard, deploying to Iraq, where he was responsible for security operations in the southern and western provinces. He was promoted to Brigadier General while serving in Iraq in 2005 and is the first African-American to attain the rank of general in the history of the Mississippi National Guard.

After retiring from the Army in 2007, he was nominated to serve on Mississippi’s Worker’s Compensation Commission by former Mississippi Governor Haley Barbour and served as the commission’s representative of labor.

“We are very pleased to have Leon join the board of HII,” said Thomas B. Fargo, chairman of the board. “His proven leadership, long and distinguished service to our country as an Army officer, combined with his business experience and deep understanding of the Gulf Coast region, make him a great fit for the HII board. I look forward to his contributions as we move forward creating value for our shareholders, customers and employees.”

Collins received a bachelor’s degree in business administration from the University of Mississippi, a master’s in business administration from Jackson State University and a master’s degree in strategic studies from the U.S. Army War College. He is an inductee to the University of Mississippi Alumni Hall of Fame.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

http://newsroom.huntingtoningalls.com

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of engineering, manufacturing and management services to the nuclear energy, oil and gas markets. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. Headquartered in Newport News, Virginia, HII employs nearly 35,000 people operating both domestically and internationally. For more information, visit:

•	HII on the web: www.huntingtoningalls.com

•	HII on Facebook: www.facebook.com/HuntingtonIngallsIndustries

•	HII on Twitter: twitter.com/hiindustries

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com/media